Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 17, 2022
American Equity Reports Fourth Quarter and Full Year 2021 Results
Company Highlights
•Fourth quarter 2021 net income available to common stockholders of $82.2 million, or $0.88 per diluted common share; full year 2021 net income available to common stockholders of $430.3 million, or $4.55 per diluted common share
•Non-GAAP operating income1 available to common stockholders for the fourth quarter and full year 2021 was $75.8 million, or $0.81 per diluted common share, and $290.5 million, or $3.07 per diluted common share, respectively; fourth quarter 2021 and full year 2021 non-GAAP operating income available to common stockholders, excluding notable items1, of $97.1 million, or $1.04 per diluted common share, and $368.5 million, or $3.90 per diluted common share, respectively
•Accelerated private asset deployment with $2.3 billion sourced in the quarter bringing full year total to $3.4 billion; private assets at approximately 15% of total invested assets at December 31, 2021, as part of plans to ramp to 30-40% asset allocation over time
•Formation and licensing of AEL Bermuda Reinsurance Company and transfer of $4 billion of in-force policies supported by approximately $300 million of capital on a Bermuda regulatory basis lays the foundation for future growth in reinsurance side car vehicles to drive "fee-like" return on assets (ROA) earnings
•Executed issuance of Tranche 2 shares thereby cementing cornerstone partnership with Brookfield Reinsurance with all necessary approvals; year-end notional value under reinsurance agreements of $4.1 billion generating six to seven years of "fee-like" ROA earnings
•Book value per common share of $60.78 at December 31, 2021; non-GAAP book value per common share excluding accumulated other comprehensive income (AOCI)1 of $40.80 at December 31, 2021; excluding both AOCI and net impact of accounting for fair value of derivatives and embedded derivatives, non-GAAP book value per common share1 of $37.83 at December 31, 2021
WEST DES MOINES, Iowa (February 17, 2022) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported on its fourth quarter 2021 results. These results include additional substantial progress on completing the building blocks of the AEL 2.0 strategy as outlined in a presentation published simultaneously with this release.

American Equity's President and CEO, Anant Bhalla, noted the tremendous successes the company has had in implementing the AEL 2.0 strategy: "I am proud of the successful execution in all three elements of the virtuous fly-wheel of our business strategy we have made over the last twelve months. We created two new reinsurance companies and successfully executed two new external reinsurance transactions including our industry re-defining in-force and flow agreements with Brookfield Reinsurance that will generate "fee-like" capital light earnings for six to seven years. In 2021, we allocated over $3.4 billion to privately sourced assets with expected returns of 5.1%-5.2%. Through refreshes of both American Equity Life's AssetShield and Eagle Life's Select Income Focus fixed index annuities (FIA) and the introduction of EstateShield, sales of long tenor FIAs increased by 48% for the full year. Over the next few years, we intend to further scale up the following three areas: allocation to private assets, total assets earning fees or investment spread, and bringing in third party capital through reinsurance to fuel growth. This should result in the realization of the full potential of our business strategy and continue to grow shareholder returns by migration to the capital-light model we envision."
Non-GAAP operating income1 available to common stockholders excluding notables for the fourth quarter was $97.1 million, or $1.04 per diluted common share, compared to $71.7 million, or $0.77 per common share for the fourth quarter of 2020. For the year ended December 31, 2021, non-GAAP operating income1 excluding notables available to common stockholders was $368.5 million, or $3.90 per diluted common share.
Actuarial assumption revisions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, and the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR) negatively affected non-GAAP operating income1 by $21.2 million, or $0.23 per diluted common share, in the fourth quarter of 2021. This included non-cash, GAAP-only impacts from implementation of a long tenor redundant statutory reserve financing for certain LIBR policies.
The year-over-year increase in quarterly non-GAAP operating income1 available to common stockholders excluding the impact of actuarial assumption revisions in the fourth quarter of 2021 primarily reflected decreases in interest credited to account balances and the change in LIBR liability offset partly by an increase in other operating costs and expenses.
Compared to the fourth quarter of 2020, the change in the liability for future benefits to be paid for LIBR declined by $13 million. Excluding the impact of actuarial assumption revisions, the change in liability for future policy benefits to be paid for LIBR1 decreased by $23 million from the fourth quarter of 2020. In the fourth quarter of 2021, the change in the liability for future policy benefits to be paid for LIBR was reduced by $7 million for actual versus modeled experience; actual versus modeled experience increased the reserve by $16 million in the fourth quarter of 2020. The positive difference between actual versus modeled expectations in the fourth quarter of 2021 primarily reflected the level of equity index credits, offset partly by greater than modeled utilization of lifetime income benefit riders in certain cohorts and lower than modeled lapsation.
Compared to the fourth quarter of 2020, amortization of deferred policy acquisition and sales inducement costs increased by $17 million. Excluding the impact of actuarial assumption revisions in the fourth quarter of 2021, amortization of deferred policy acquisition and sales inducement costs1 was basically flat year-over-year at $113 million. Actual versus modeled expectations in the fourth quarter of 2021, primarily reflecting the level of equity index credits, reduced amortization by $9 million. Amortization of deferred sales inducements and policy acquisition costs was reduced by $16 million in the fourth quarter of 2020 from actual versus modeled expectations.

CONTINUED DEPLOYMENT INTO PRIVATE ASSETS AS PART OF RAMPING TO 30%-40% OF ASSET ALLOCATION OVER TIME
American Equity’s investment spread was 2.29% for the fourth quarter of 2021 compared to 2.40% for the third quarter of 2021 and 2.25% for the fourth quarter of 2020. On a sequential basis, the average yield on invested assets decreased by 11 basis points - as mark to market gains on partnerships and other fair value assets were stronger in the third quarter - while the cost of money was stable. Adjusted investment spread excluding non-trendable items3 decreased to 2.03% in the fourth quarter of 2021 from 2.20% in the third quarter of 2021.
Average yield on invested assets was 3.80% in the fourth quarter of 2021 compared to 3.91% in the third quarter of 2021. The average adjusted yield on invested assets excluding non-trendable items3 was 3.68% in the fourth quarter of 2021 compared to 3.79% in the third quarter of 2021. Relative to the prior quarter, the average adjusted yield in the fourth quarter of 2021 reflected a decrease of 21 basis points from returns on mark-to-market assets partly offset by a 15 basis points benefit due to lower cash holdings relative to invested assets. Average cash and equivalents in the insurance company portfolios was $5 billion compared to $7 billion in the third quarter of 2021.
The aggregate cost of money for annuity liabilities of 1.51% in the fourth quarter of 2021 was flat with the third quarter of 2021. The cost of money in the fourth quarter of 2021 was positively affected by 14 basis points of over-hedging of index-linked credits compared to 8 basis point of hedge gain in the third quarter of 2021.
FUNDS UNDER MANAGEMENT INCREASE 0.5% ON $1.0 BILLION OF SALES4
Policyholder funds under management at December 31, 2021 were $53.2 billion, a $253 million, or 0.5% increase from September 30, 2021. Fourth quarter sales were $1,045 million, reflecting a significant shift in mix to 94% FIA compared to 33% FIA in the fourth quarter of 2020, while representing a total sales decrease of 43% from the prior year's quarter. On a sequential quarterly basis, FIA sales increased 7% while the company continued to de-prioritize sales of shorter duration fixed deferred annuities and accounts where the mix of such shorter duration products significantly dwarfs the ability to originate longer duration fixed index annuity sales. Compared to the third quarter of 2021, FIA sales at American Equity Life increased 11% while Eagle Life sales of fixed index annuities fell 6%. Compared to the fourth quarter of 2020, total company FIA sales increased 62%.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release, such as expect, intend, should, strategy, or similar words, as well as specific projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2021 earnings on Friday, February 18, at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 855-865-0606, passcode 9660967 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through February 25, 2022 at 855-859-2056, passcode 9660967 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity Company that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices slated to open in 2022 in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release.
2    Pertinent notable items consist of $21,235 impact related to actuarial assumption updates made in Q4 2021, $56,801 impact related to actuarial assumption updates made in Q3 2021, $340,895 impact related to actuarial assumption updates made in Q3 2020, and $30,778 tax benefit related to the CARES Act in Q1 2020. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results. For more information, see page 6 of our December 31, 2021 financial supplement.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our December 31, 2021 financial supplement on page 10, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Premiums and other considerations	$14,553	$10,279	$58,202	$39,382
Annuity product charges	60,310	65,963	242,631	251,227
Net investment income	514,599	521,725	2,037,475	2,182,078
Change in fair value of derivatives	522,251	443,867	1,348,735	34,666
Net realized losses on investments	(10,478)	(12,135)	(13,242)	(80,680)
Other revenue	8,026	—	15,670	—
Loss on extinguishment of debt	—	—	—	(2,024)
Total revenues	1,109,261	1,029,699	3,689,471	2,424,649

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	16,975	13,066	67,983	49,742
Interest sensitive and index product benefits	574,816	325,912	2,681,406	1,543,270
Amortization of deferred sales inducements	59,409	22,768	152,692	438,164
Change in fair value of embedded derivatives	186,802	568,836	(358,302)	(1,286,787)
Interest expense on notes payable	6,259	6,391	25,581	25,552
Interest expense on subordinated debentures	1,330	1,325	5,324	5,557
Amortization of deferred policy acquisition costs	82,999	26,145	268,328	649,554
Other operating costs and expenses	66,279	55,321	243,712	183,636
Total benefits and expenses	994,869	1,019,764	3,086,724	1,608,688
Income before income taxes	114,392	9,935	602,747	815,961
Income tax expense	21,255	1,193	128,755	144,501
Net income	93,137	8,742	473,992	671,460
Less: Preferred stock dividends	10,919	15,004	43,675	33,515
Net income (loss) available to common stockholders	$82,218	$(6,262)	$430,317	$637,945

Earnings (loss) per common share	$0.89	$(0.07)	$4.58	$6.93
Earnings (loss) per common share - assuming dilution	$0.88	$(0.07)	$4.55	$6.90

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	92,479	92,904	93,860	92,055
Earnings (loss) per common share - assuming dilution	93,378	93,352	94,491	92,392

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) available to common stockholders	$82,218	$(6,262)	$430,317	$637,945
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	7,771	9,369	10,299	59,355
Change in fair value of derivatives and embedded derivatives	(14,544)	90,616	(187,290)	(784,005)
Income taxes	383	(21,996)	37,184	155,808
Non-GAAP operating income available to common stockholders	75,828	71,727	290,510	69,103
Impact of notable items (b)	21,235	—	78,036	310,117
Non-GAAP operating income available to common stockholders, excluding notable items	$97,063	$71,727	$368,546	$379,220

Per common share - assuming dilution:
Net income (loss) available to common stockholders	$0.88	$(0.07)	$4.55	$6.90
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized losses on financial assets, including credit losses	0.08	0.10	0.11	0.64
Change in fair value of derivatives and embedded derivatives	(0.15)	0.97	(1.98)	(8.48)
Income taxes	—	(0.23)	0.39	1.69
Non-GAAP operating income available to common stockholders	0.81	0.77	3.07	0.75
Impact of notable items	0.23	—	0.83	3.36
Non-GAAP operating income available to common stockholders, excluding notable items	$1.04	$0.77	$3.90	$4.11
Notable Items

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$21,235	$—	$78,036	$340,895
Tax benefit related to the CARES Act	—	—	—	(30,778)
Total notable items (b)	$21,235	$—	$78,036	$310,117
(a)Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q4 2021
Total stockholders’ equity	$6,323,127
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	5,623,127
Accumulated other comprehensive income	(1,848,789)
Total common stockholders’ equity excluding AOCI (b)	3,774,338
Net impact of fair value accounting for derivatives and embedded derivatives	(274,981)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,499,357

Common shares outstanding	92,513,517

Book Value per Common Share: (c)
Book value per common share	$60.78
Book value per common share excluding AOCI (b)	$40.80
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$37.83
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2021
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$6,336,058
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	5,636,058
Average AOCI	(2,026,173)
Average common stockholders' equity excluding average AOCI	3,609,885
Impact of notable items on average common stockholders' equity excluding average AOCI	39,018
Average common stockholders' equity excluding average AOCI and notables	$3,648,903

Net income available to common stockholders	$430,317
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	10,299
Change in fair value of derivatives and embedded derivatives	(187,290)
Income taxes	37,184
Non-GAAP operating income available to common stockholders	290,510
Impact of notable items (b)	78,036
Non-GAAP operating income available to common stockholders, excluding notable items	$368,546

Return on Average Common Stockholders' Equity
Net income available to common stockholders	7.6%

Return on Average Common Stockholders' Equity Excluding Average AOCI
Non-GAAP operating income available to common stockholders	8.0%
Non-GAAP operating income available to common stockholders, excluding notable items	10.1%
Notable Items

Twelve Months Ended
December 31, 2021
Notable items impacting Non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$78,036
Total notable items (b)	$78,036
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.